Exhibit 99.1

December 8, 2009

FOR IMMEDIATE RELEASE

Pinnacle Foods Finance LLC Announces Offering of $300 Million Senior Unsecured Notes

MOUNTAIN LAKES, NEW JERSEY, December 8, 2009 — Pinnacle Foods Finance LLC (“PFF”) today announced that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior unsecured notes due 2015 (the “Notes”) in a private offering. PFF also intends to negotiate and enter into new senior secured credit facilities with a syndicate of lenders. PFF intends to use the net proceeds from the offering, along with borrowings under the new senior secured credit facilities and equity contributions to be made by investment funds affiliated with The Blackstone Group (“Blackstone”), to purchase all of the issued and outstanding shares of Birds Eye Foods, Inc. (“Birds Eye”), to repay existing Indebtedness of Birds Eye and to pay fees and expenses related to these transactions. The Notes will be co-issued with PFF’s wholly-owned subsidiary, Pinnacle Foods Finance Corp., and guaranteed by all of PFF’s existing and future domestic subsidiaries, including Birds Eye and its domestic subsidiaries, that guarantee PFF’s senior secured credit facilities.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and PFF assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning PFF’s possible or assumed future results of operations. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about PFF’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond PFF’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although PFF believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, PFF also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

CONTACT:

Lynne Misericordia

SVP & Treasurer

Pinnacle Foods Finance LLC

(973) 541-6641